Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No. 333-165057

August 25, 2010

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Gold	For more information on gold investing and IAU, call a specialist at 1.800.iShares (1.800.474.2737)

Gold Overview	Diversification Benefits	Investment Strategies

Gold Investment Options

Gold is a physical asset that is accumulated, rather than consumed. This differentiates it from investment assets such as equities and fixed income instruments (which are claims on future cash flows), other commodities such as oil (which are consumed), and paper money (which can be more easily destroyed). These traits are among the reasons why gold may perform differently than other investments.

Gold Investment Options

	Exchange Traded Liquidity	Low Cost	Exposure to Gold	Low Minimum Investment

Gold ETFs	✓	✓	✓	✓

Gold Coins			✓	✓

Futures and Options	✓	✓	✓

Gold Mining Stocks	✓	✓		✓

See details of the gold ETF from iShares

Gold ETFs

Exchange traded products, such as the iShares COMEX Gold Trust (IAU), represent an innovation for accessing the gold market. These investment vehicles typically offer the ability for investors to buy and sell their investment in gold through a brokerage account.

Physical Gold (i.e. Gold Coins)

Holding bullion, jewelry, coins and gold certificates provides pure access to gold. These forms of gold exposure, however, generally are not as liquid as holding a security (like a stock or futures contract) and may be impractical or costly to store buy and/or secure.

Derivatives (i.e. Futures, Options)

Derivatives and future contracts have predominately been limited to large institutional investors with the resources and experience to administer these positions. The cost of futures contracts can be significant due to the need to sell and reenter a position as it nears expiration

Gold Mining Stocks

Prior to the introduction of exchange traded products, mutual funds presented the most viable option for individual investors or small institutions seeking to invest in gold because mutual funds provide convenient access to gold-linked investments at generally reasonable costs and low investment minimums. There are approximately 20 mutual funds encompassing over $29 billion in assets providing exposure to gold.* Investing in the equities of mining companies, however, provides imprecise exposure to gold given that mining companies may hedge their exposure to the price of gold. The five-year average correlation of precious metal mutual funds to the gold spot price is 0.75, while the five-year average correlation of precious metal mutual funds to the S&P 500 Index is 0.41**

*Source: Morningstar, as of 4/30/2010

**Source: Morningstar, as of 3/31/2010

Historical Price of Gold

Source: Bloomberg, as of 5/31/10. The COMEX gold spot settlement price is determined from the input of COMEX member firms; the spot price for gold is determined daily by the five member firms of the London Fix. Despite the differing pricing processes and the New York/London time difference, the prices of gold as measured by the two pricing methods have had a correlation of .9866 for the three-year period ending May 31, 2010.

See details of the gold ETF from iShares »

« Previous

ETF in Focus
iShares COMEX Gold Trust See IAU Product Details
Exchange Traded Liquidity
IAU trades over 2.7 million shares per day on avg. (30-day avg. volume from Bloomberg, as of 8/20/2010)
Low Cost
Sponsor’s Fee	0.25%
Exposure to Gold
Trust holds allocated gold and does not allow for issuance of shares on unallocated amounts exceeding 430 oz.
Minimum Investment
Shares	1

See iShares IAU Product Details »

Video
Gold Supply and Demand BlackRock’s Kayvan Malek discusses the factors that affect the supply and demand of gold. (1 mins) Watch See all videos	+ Feedback

Related Resources
Insights into Investing in Gold Whitepaper: 8 pages
iShares COMEX Gold Trust FAQFeedback Brochure: 8 pages
iShares COMEX Gold Trust Fact Sheet (IAU) Fact Sheet: 2 pages
iShares COMEX Gold Trust Prospectus (IAU) Prospectus: 44 pages

+ Feedback

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iShares COMEX Gold Trust (“Trust”) has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and other documents the Trust has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting www.iShares.com or EDGAR on the SEC website at www.sec.gov. Alternatively, the Trust will arrange to send you the prospectus if you request it by calling toll-free 1-800-474-2737.

Investing involves risk, including possible loss of principal. The Trust is not an investment company registered under the Investment Company Act of 1940 or a commodity pool for purposes of the Commodity Exchange Act. Shares of the Trust are not subject to the same regulatory requirements as mutual funds. Because shares of the Trust are created to reflect the price of the gold held by the Trust, the market price of the shares will be as unpredictable as the price of gold has historically been. Additionally, shares of the Trust are bought and sold at market price (not IIAV). Brokerage commissions will reduce returns.

Shares of the Trust are created to reflect, at any given time, the market price of gold owned by the trust at that time less the trust’s expenses and liabilities. The price received upon the sale of the shares, which trade at market price, may be more or less than the value of the gold represented by them. If an investor sells the shares at a time when no active market for them exists, such lack of an active market will most likely adversely affect the price received for the shares. For a more complete discussion of the risk factors relative to the Trust, carefully read the prospectus.

Following an investment in shares of the Trust, several factors may have the effect of causing a decline in the prices of gold and a corresponding decline in the price of the shares. Among them: (i) Large sales by the official sector. A significant portion of the aggregate world gold holdings is owned by governments, central banks and related institutions. If one or more of these institutions decides to sell in amounts large enough to cause a decline in world gold prices, the price of the shares will be adversely affected. (ii) A significant increase in gold hedging activity by gold producers. Should there be an increase in the level of hedge activity of gold producing companies, it could cause a decline in world gold prices, adversely affecting the price of the shares. (iii) A significant change in the attitude of speculators and investors towards gold. Should the speculative community take a negative view towards gold, it could cause a decline in world gold prices, negatively impacting the price of the shares.

The amount of gold represented by shares of the Trust will decrease over the life of the trust due to sales necessary to pay the sponsor’s fee and trust expenses. Without increase in the price of gold sufficient to compensate for that decrease, the price of the shares will also decline, and investors will lose money on their investment. The Trust will have limited duration. The liquidation of the trust may occur at a time when the disposition of the trust’s gold will result in losses to investors.

Although market makers will generally take advantage of differences between the NAV and the trading price of Trust shares through arbitrage opportunities, there is no guarantee that they will do so. There is no guarantee an active trading market will develop for the shares, which may result in losses on your investment at the time of disposition of your shares. The value of the shares of the Trust will be adversely affected if gold owned by the trust is lost or damaged in circumstances in which the trust is not in a position to recover the corresponding loss. The Trust is a passive investment vehicle. This means that the value of your shares may be adversely affected by trust losses that, if the trust had been actively managed, it might have been possible to avoid.

Shares of the iShares COMEX Gold Trust are not deposits or other obligations of or guaranteed by BlackRock, Inc., and its affiliates, and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

BlackRock Asset Management International Inc. (“BAMII”) is the sponsor of the Trust. BlackRock Fund Distribution Company (“BFDC”), a subsidiary of BAMII, assists in the promotion of the Trust. BAMII is an affiliate of BlackRock, Inc.

Although shares of the iShares© COMEX Gold Trust may be bought or sold on the exchange through any brokerage account, shares of the Trust are not redeemable from the Trust except in large aggregated units called Baskets.

“Commodity Exchange, Inc.,” and “COMEX” are trademarks of Commodity Exchange, Inc., and have been licensed for use for certain purposes to BlackRock, Inc., and the iShares© COMEX Gold Trust. The Trust is not sponsored, endorsed, sold or promoted by Commodity Exchange, Inc., nor does Commodity Exchange, Inc., make any representation regarding the advisability of investing in the Trust.

©2010 BlackRock Institutional Trust Company, N.A. All rights reserved. iShares© is a registered trademark of BlackRock Institutional Trust Company, N.A. All other trademarks, servicemarks or registered trademarks are the property of their respective owners.

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Exchange Traded Liquidity

Gold ETFs and equity investments trade on regulated and organized exchanges, and investors can purchase and sell shares through traditional brokerage accounts. Gold derivatives also trade on exchanges, but access may be restricted for some investors. While physical gold may be exchanged through banks, coin dealers, or jewelers, exchanging large amounts may require expensive and sometimes complicated arrangements in connection with the testing, transportation, warehousing and insurance of the metal.

Low Cost

Fees and expenses can differ greatly among the type of gold investments. Many gold ETFs usually require an investor to pay a brokerage commission and a sponsor or management fee. However, these fees can be much lower than the total cost to purchase and store physical gold. Derivatives and stocks can usually be purchased for a commission similar to ETFs.

Exposure to Gold

Gold ETFs, physical gold and derivatives all provide exposure to gold. ETFs are designed to track the day-to-day movement of the price of bullion. Physical gold investment, such as gold coins, can deviate from the spot price of gold due to their collectability. Gold mining stock performance can differ greatly from the performance of gold due to business and operational risks.

Low Minimum Investment

Gold ETFs and mining stocks can be purchased in amounts as small as one share. Physical gold in the form of bullion, jewelry, coins, etc. may be purchased in small amounts but may be impractical to store. Derivatives may provide leverage, but usually require a significant investment and require operational resources to administer the positions.

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Home > Portfolio Strategies > Asset Class Solutions > Gold

Gold	For more information on gold investing and IAU, call a specialist at 1.800.iShares (1.800.474.2737)

Gold Overview	Diversification Benefits	Investment Strategies

How does gold impact your portfolio?

Many investors today already diversify their portfolios across style, sectors and geographies. By including new asset classes that have low historical correlation to asset classes that are currently in their portfolio, investors can help further reduce portfolio volatility.

Gold has historically shown little to no correlation to major asset classes, including commodities. And while the price of gold is volatile, gold has historically displayed lower volatility than major asset classes over both long and short time periods. As a result, a small allocation to gold may help improve the risk/return trade-off of investment portfolios.

The following chart illustrates the historical effect of adding small amounts of gold to a diversified portfolio. As you can see, allocating 5% of the portfolio to gold improved the risk/return relationship of the portfolio primarily by reducing risk. You can see the effect of adding 10% or 20% as well.

Assets	10 yr Correlation to Gold	0%	5%	10%	20%
Gold	1.00	0.00%	5.00%	10.00%	20.00%
US Large Cap Stocks	0.02	35.00%	33.25%	31.50%	28.00%
US Mid/Small Cap Stocks	0.04	5.00%	4.75%	4.50%	4.00%
International Stocks	0.18	20.00%	19.00%	18.00%	16.00%
US Broad Fixed Income	0.25	40.00%	38.00%	36.00%	32.00%

Past performance does not guarantee future results.

Total Return: Month End as of 6/30/10 Standard Deviation: through 06/30/10

Standard Deviation: The Standard Deviation is the statistical measure of the degree to which an individual value in a probability distribution tends to vary from the mean of the distribution. It is widely applied in modern portfolio theory, where the past performance of securities is used to determine the range of possible future performance, and a probability is attached to each performance.

Sources: LBMA, S&P, MSCI, Barclays Capital, BlackRock. Ten-year correlations based on monthly returns as of 04/30/10. Gold: London PM Fix; US Large Cap: S&P 500® Index; S&P 600 Index; Developed International: MSCI EAFE Index; Emerging Markets: MSCI Emerging Markets Index; US Fixed Income: Barclays Capital U.S. Aggregate Bond Index; Commodities: S&P GSCI® Total Return Index.

See details of the gold ETF from iShares »

ETF in Focus
iShares COMEX Gold Trust See IAU Product Details
Exchange Traded Liquidity
IAU trades over 2.7 million shares per day on avg. (30-day avg. volume from Bloomberg, as of 8/20/2010)
Low Cost
Sponsor’s Fee	0.25%
Exposure to Gold
Trust holds allocated gold and does not allow for issuance of shares on unallocated amounts exceeding 430 oz.
Minimum Investment
Shares	1

See iShares IAU Product Details »

Video	[–] Feedback
Kayvan Malek on Gold BlackRock’s Kayvan Malek discusses what sets gold apart as an investment vehicle. (1 mins) Watch See all videos

Related Resources
Insights into Investing in Gold Whitepaper: 8 pages
iShares COMEX Gold Trust FAQ Brochure: 8 pages
iShares COMEX Gold Trust Fact Sheet (IAU) Fact Sheet: 2 pages
iShares COMEX Gold Trust Prospectus (IAU) Prospectus: 44 pages

Company Info About iShares Press Room Careers Contact Us BlackRock, Inc.	Help FAQs Glossary	Legal Info Privacy Policy Terms & Conditions Prospectus	Other Products iShares 401k iShares 529 iPath ETNs Charitable Giving	Stay Connected to iShares Subscribe to get free market commentaries, reports and more. Subscribe to our Podcasts	[–] Feedback

iShares COMEX Gold Trust (“Trust”) has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and other documents the Trust has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting www.iShares.com or EDGAR on the SEC website at www.sec.gov. Alternatively, the Trust will arrange to send you the prospectus if you request it by calling toll-free 1-800-474-2737.

Investing involves risk, including possible loss of principal. The Trust is not an investment company registered under the Investment Company Act of 1940 or a commodity pool for purposes of the Commodity Exchange Act. Shares of the Trust are not subject to the same regulatory requirements as mutual funds. Because shares of the Trust are created to reflect the price of the gold held by the Trust, the market price of the shares will be as unpredictable as the price of gold has historically been. Additionally, shares of the Trust are bought and sold at market price (not NAV). Brokerage commissions will reduce returns.

Shares of the Trust are created to reflect, at any given time, the market price of gold owned by the trust at that time less the trust’s expenses and liabilities. The price received upon the sale of the shares, which trade at market price, may be more or less than the value of the gold represented by them. If an investor sells the shares at a time when no active market for them exists, such lack of an active market will most likely adversely affect the price received for the shares. For a more complete discussion of the risk factors relative to the Trust, carefully read the prospectus.

Following an investment in shares of the Trust, several factors may have the effect of causing a decline in the prices of gold and a corresponding decline in the price of the shares. Among them: (i) Large sales by the official sector. A significant portion of the aggregate world gold holdings is owned by governments, central banks and related institutions. If one or more of these institutions decides to sell in amounts large enough to cause a decline in world gold prices, the price of the shares will be adversely affected. (ii) A significant increase in gold hedging activity by gold producers. Should there be an increase in the level of hedge activity of gold producing companies, it could cause a decline in world gold prices, adversely affecting the price of the shares. (iii) A significant change in the attitude of speculators and investors towards gold. Should the speculative community take a negative view towards gold, it could cause a decline in world gold prices, negatively impacting the price of the shares.

The amount of gold represented by shares of the Trust will decrease over the life of the trust due to sales necessary to pay the sponsor’s fee and trust expenses. Without increase in the price of gold sufficient to compensate for that decrease, the price of the shares will also decline, and investors will lose money on their investment. The Trust will have limited duration. The liquidation of the trust may occur at a time when the disposition of the trust’s gold will result in losses to investors.

Although market makers will generally take advantage of differences between the NAV and the trading price of Trust shares through arbitrage opportunities, there is no guarantee that they will do so. There is no guarantee an active trading market will develop for the shares, which may result in losses on your investment at the time of disposition of your shares. The value of the shares of the Trust will be adversely affected if gold owned by the trust is lost or damaged in circumstances in which the trust is not in a position to recover the corresponding loss. The Trust is a passive investment vehicle. This means that the value of your shares may be adversely affected by trust losses that, if the trust had been actively managed, it might have been possible to avoid.

Shares of the iShares COMEX Gold Trust are not deposits or other obligations of or guaranteed by BlackRock, Inc., and its affiliates, and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

BlackRock Asset Management International Inc. (“BAMII”) is the sponsor of the Trust. BlackRock Fund Distribution Company (“BFDC”), a subsidiary of BAMII, assists in the promotion of the Trust. BAMII is an affiliate of BlackRock, Inc.

Although shares of the iShares® COMEX Gold Trust may be bought or sold on the exchange through any brokerage account, shares of the Trust are not redeemable from the Trust except in large aggregated units called Baskets.

“Commodity Exchange, Inc.,” and “COMEX” are trademarks of Commodity Exchange, Inc., and have been licensed for use for certain purposes to BlackRock, Inc., and the iShares® COMEX Gold Trust. The Trust is not sponsored, endorsed, sold or promoted by Commodity Exchange, Inc., nor does Commodity Exchange, Inc., make any representation regarding the advisability of investing in the Trust.

©2010 BlackRock Institutional Trust Company, N.A. All rights reserved. iShares® is a registered trademark of BlackRock Institutional Trust Company, N.A. All other trademarks, servicemarks or registered trademarks are the property of their respective owners.

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© Copyright 2010

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Home > Portfolio Strategies > Asset Class Solutions > Gold

Gold	For more information on gold investing and IAU, call a specialist at 1.800.iShares (1.800.474.2737)

Gold Overview	Diversification Benefits	Investment Strategies

Investment Strategies

Gold is a potential “safe haven”

Gold has historically maintained its value during times of economic or political uncertainty. Investors have often retreated to gold when equity markets are struggling. Gold has exhibited positive performance during four of the five worst quarters of the S&P 500 Index’s performance since 1973. In addition, gold exhibited positive performance during seven of the ten worst quarters in the S&P 500 Index’s performance since 1973*.

*Sources: Bloomberg, BlackRock, as of 4/30/10. Gold: London PM Fix. Index and gold spot returns are for illustrative purposes only and do not reflect any fees or transaction costs. One cannot invest directly in an index or benchmark. Past performance does not guarantee future results.

Potential hedge against rising inflation

Rising inflation can be a result of two drivers, both of which may have an effect on the price of gold. Inflation can be the result of economic prosperity, in which case increased consumer wealth may drive an increased demand for luxury goods such as jewelry. In addition, inflation may be caused by relaxing monetary policy and increased money supply under times of economic distress. In this case, the price of gold may rise as investors seek to protect their wealth during economic uncertainty.

Sources: Bloomberg, BlackRock, as of 4/30/10. Gold: London PM Fix.

Potential hedge against devaluing dollar

The US dollar is widely viewed as the world’s main trading currency. Gold has historically been regarded as a good hedge when the dollar weakens relative to other currencies.

The chart below shows the historical relationship between the price of gold and the US Dollar Index. The US Dollar Index is a measure of the value of the US dollar relative to a basket of foreign currencies. When the US Dollar Index is positive, it indicates a strengthening US dollar. As the chart below shows, a strengthening US dollar has historically been negatively correlated with gold.

Sources: Bloomberg, BlackRock, as of 4/30/10. Gold: London PM Fix.

See details of the gold ETF from iShares »

ETF in Focus
iShares COMEX Gold Trust See IAU Product Details
Exchange Traded Liquidity
IAU trades over 2.7 million shares per day on avg. (30-day avg. volume from Bloomberg, as of 8/20/2010)
Low Cost
Sponsor’s Fee	0.25%
Exposure to Gold
Trust holds allocated gold and does not allow for issuance of shares on unallocated amounts exceeding 430 oz.
Minimum Investment
Shares	1

See iShares IAU Product Details »

[–] Feedback
Investing in Gold (pdf) Many factors have increased interest in gold as both a short- and long-term investment.

Related Resources
Insights into Investing in Gold Whitepaper: 8 pages
iShares COMEX Gold Trust FAQ Brochure: 8 pages
iShares COMEX Gold Trust Fact Sheet (IAU) Fact Sheet: 2 pages
iShares COMEX Gold Trust Prospectus (IAU) Prospectus: 44 pages

[–] Feedback

Company Info About iShares Press Room Careers Contact Us BlackRock, Inc.	Help FAQs Glossary	Legal Info Privacy Policy Terms & Conditions Prospectus	Other Products iShares 401k iShares 529 iPath ETNs Charitable Giving	Stay Connected to iShares Subscribe to get free market commentaries, reports and more. Subscribe to our Podcasts	[–] Feedback

iShares COMEX Gold Trust (“Trust”) has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and other documents the Trust has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting www.iShares.com or EDGAR on the SEC website at www.sec.gov. Alternatively, the Trust will arrange to send you the prospectus if you request it by calling toll-free 1-800-474-2737.

Investing involves risk, including possible loss of principal. The Trust is not an investment company registered under the Investment Company Act of 1940 or a commodity pool for purposes of the Commodity Exchange Act. Shares of the Trust are not subject to the same regulatory requirements as mutual funds. Because shares of the Trust are created to reflect the price of the gold held by the Trust, the market price of the shares will be as unpredictable as the price of gold has historically been. Additionally, shares of the Trust are bought and sold at market price (not NAV). Brokerage commissions will reduce returns.

Shares of the Trust are created to reflect, at any given time, the market price of gold owned by the trust at that time less the trust’s expenses and liabilities. The price received upon the sale of the shares, which trade at market price, may be more or less than the value of the gold represented by them. If an investor sells the shares at a time when no active market for them exists, such lack of an active market will most likely adversely affect the price received for the shares. For a more complete discussion of the risk factors relative to the Trust, carefully read the prospectus.

Following an investment in shares of the Trust, several factors may have the effect of causing a decline in the prices of gold and a corresponding decline in the price of the shares. Among them: (i) Large sales by the official sector. A significant portion of the aggregate world gold holdings is owned by governments, central banks and related institutions. If one or more of these institutions decides to sell in amounts large enough to cause a decline in world gold prices, the price of the shares will be adversely affected. (ii) A significant increase in gold hedging activity by gold producers. Should there be an increase in the level of hedge activity of gold producing companies, it could cause a decline in world gold prices, adversely affecting the price of the shares. (iii) A significant change in the attitude of speculators and investors towards gold. Should the speculative community take a negative view towards gold, it could cause a decline in world gold prices, negatively impacting the price of the shares.

The amount of gold represented by shares of the Trust will decrease over the life of the trust due to sales necessary to pay the sponsor’s fee and trust expenses. Without increase in the price of gold sufficient to compensate for that decrease, the price of the shares will also decline, and investors will lose money on their investment. The Trust will have limited duration. The liquidation of the trust may occur at a time when the disposition of the trust’s gold will result in losses to investors.

Although market makers will generally take advantage of differences between the NAV and the trading price of Trust shares through arbitrage opportunities, there is no guarantee that they will do so. There is no guarantee an active trading market will develop for the shares, which may result in losses on your investment at the time of disposition of your shares. The value of the shares of the Trust will be adversely affected if gold owned by the trust is lost or damaged in circumstances in which the trust is not in a position to recover the corresponding loss. The Trust is a passive investment vehicle. This means that the value of your shares may be adversely affected by trust losses that, if the trust had been actively managed, it might have been possible to avoid.

Shares of the iShares COMEX Gold Trust are not deposits or other obligations of or guaranteed by BlackRock, Inc., and its affiliates, and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

BlackRock Asset Management International Inc. (“BAMII”) is the sponsor of the Trust. BlackRock Fund Distribution Company (“BFDC”), a subsidiary of BAMII, assists in the promotion of the Trust. BAMII is an affiliate of BlackRock, Inc.

Although shares of the iShares® COMEX Gold Trust may be bought or sold on the exchange through any brokerage account, shares of the Trust are not redeemable from the Trust except in large aggregated units called Baskets.

“Commodity Exchange, Inc.,” and “COMEX” are trademarks of Commodity Exchange, Inc., and have been licensed for use for certain purposes to BlackRock, Inc., and the iShares® COMEX Gold Trust. The Trust is not sponsored, endorsed, sold or promoted by Commodity Exchange, Inc., nor does Commodity Exchange, Inc., make any representation regarding the advisability of investing in the Trust.

©2010 BlackRock Institutional Trust Company, N.A. All rights reserved. iShares® is a registered trademark of BlackRock Institutional Trust Company, N.A. All other trademarks, servicemarks or registered trademarks are the property of their respective owners.

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iS-3233
© Copyright 2010